Exhibit 99.1

EARNINGS RELEASE
PR Contact: Laurie Schalow
(949) 524-4035
MediaRelations@chipotle.com IR Contact: Ashish Kohli, CFA (949) 524-4132 Akohli@chipotle.com

Chipotle ANNOUNCES THIRD QUARTER 2019 RESULTS

COMP SALES ACCELERATE TO 11% with NEARLY 7.5% Transactions GROWTH

NEWPORT BEACH, Calf. – October 22, 2019 – Chipotle Mexican Grill, Inc. (NYSE: CMG) today reported financial results for its third quarter ended September 30, 2019.

Third quarter highlights, year over year:

•	Revenue increased 14.6% to $1.4 billion
•	Comparable restaurant sales increased 11.0%, net of 10 bps from loyalty deferral, and included nearly 7.5% of comparable restaurant transactions growth
•	Digital sales grew 87.9% and accounted for 18.3% of sales for the quarter
•	Restaurant level operating margin was 20.8%, an increase of 210 basis points
•

Diluted earnings per share was $3.47,  net of a $0.35 after-tax impact from expenses related to restaurant asset impairment, corporate restructuring, and certain other costs, a 155.1% increase from $1.36. Adjusted diluted earnings per share excluding these charges was $3.82, a 76.9% increase from $2.16.[1]

•	Opened 25 new restaurants including one relocation, and closed one restaurant

1 Adjusted net income and adjusted diluted earnings per share are non-GAAP financial measures. Reconciliations to GAAP measures and further information are set forth in the table at the end of this press release.

“We’re pleased with our overall results in the quarter, which reflects further progress on our key strategic initiatives to provide a great guest experience and position Chipotle to deliver above industry growth for many years to come,” said Brian Niccol, Chief Executive Officer. “These strong results reinforce that running great restaurants with a purpose of cultivating a better world is a compelling proposition.”

Results for the three months ended September 30, 2019:

Revenue in the third quarter increased to $1.4 billion, an increase of 14.6% compared with the same quarter a year ago. The increase was driven by an 11.0% increase in comparable restaurant sales, net of a 10 basis points as a result of deferred revenue from our Chipotle Rewards loyalty program.  Comparable restaurant sales improved due to a nearly 7.5% increase in comparable restaurant transactions and a 3.5% increase in the average check, which includes a benefit from menu price increases that were implemented during 2018.

We opened 25 new restaurants during the quarter including one relocation, and closed one restaurant, bringing the total restaurant count to 2,546. Based on the early success of Chipotlanes, we shifted our real estate strategy to seek more sites that can accommodate a Chipotlane. As a result, of the more than 80 restaurants currently under construction, about half of them will have a Chipotlane, which will result in a total of about 60 Chipotlanes by the end of 2019. Given the longer construction timeline associated with Chipotlanes, some of the new openings are likely to shift from Q4 into early 2020, so we expect our total openings for 2019 to fall at or slightly below the low end of our FY 2019 range of 140 to 155 openings. For 2020, we anticipate opening 150 – 165 new restaurants, with more than half including a Chipotlane.

Food, beverage and packaging costs were 33.2% of revenue, a decrease of 20 basis points compared to the third quarter of 2018.

The decrease was primarily due to menu price increases nationwide at the end of 2018, partially offset by higher costs of several ingredients.

Restaurant level operating margin was 20.8%, an increase from 18.7% in the third quarter of 2018.  The improvement was driven primarily by leverage from the comparable restaurant sales increase, partially offset by wage inflation at the crew level, higher costs of several ingredients, and increased delivery expenses.

General and administrative expenses for the quarter were $115.1 million on a GAAP basis, or $104.8 million on a non-GAAP basis, excluding $7.6 million for settlements of several distinct legal matters and $2.7 million related to transformation expenses. GAAP and non-GAAP general and administrative expenses for the third quarter of 2019 also include underlying general and administrative expenses totaling $72.0 million, $25.1 million related to non-cash stock compensation, $4.8 million related to higher bonus accruals from our strong operating performance and payroll taxes on stock option exercises, and $2.9 million related to other expenses, including our upcoming All Manager Conference.

The effective income tax rate for the three months ended September 30, 2019, was 17.9%, a decrease from 36.8% for the three months ended September 30, 2018, primarily due to excess tax benefits for stock-based compensation, a reduction in non-deductible employee meals, changes in tax position due to legislative guidance, and a non-recurring prior year tax expense attributable to tax reform in the comparable period.

Net income was $98.6 million, or $3.47 per diluted share, an increase from $38.2 million, or $1.36 per diluted share, in the third quarter of 2018. Excluding the impact of restaurant closure costs, corporate restructuring, agreements to settle several legal matters, and certain other costs, adjusted net income was $108.3 million and adjusted diluted earnings per share was $3.82.

Outlook

For 2019, management is anticipating the following:

•	Being at the top end of our prior high single digit comparable restaurant sales growth guidance
•	Being at or slightly below our prior guidance of 140 to 155 new restaurant openings
•	An estimated underlying effective Q4 tax rate in the range of 26% to 29%, before the impact of any stock option exercises

For 2020, management is anticipating the following:

•	150 to 165 new restaurant openings

Definitions

The following definitions apply to these terms as used throughout this release:

•

Comparable restaurant sales, or sales comps, and comparable restaurant transactions, represent the change in period-over-period sales or transactions for restaurants in operation for at least 13 full calendar months.

•	Average restaurant sales refers to the average trailing 12-month sales for restaurants in operation for at least 12 full calendar months.
•	Restaurant level operating margin represents total revenue less direct restaurant operating costs, expressed as a percent of total revenue.

Conference Call Details

Chipotle will host a conference call to discuss third quarter 2019 financial results on Tuesday, October 22, 2019, at 4:30 PM Eastern time.

The conference call can be accessed live over the phone by dialing 1-888-317-6003 or for international callers by dialing 1-412-317-6061 and use code: 8409689. The call will be webcast live from the company's website on the investor relations page at ir.chipotle.com/events. An archived webcast will be available approximately one hour after the end of the call.

About Chipotle

Chipotle Mexican Grill, Inc. (NYSE: CMG) is cultivating a better world by serving responsibly sourced, classically-cooked, real food with wholesome ingredients without artificial colors, flavors or preservatives. Chipotle had approximately 2,500 restaurants as of September 30, 2019, in the United States, Canada, the United Kingdom, France and Germany and is the only restaurant company of its size that owns and operates all its restaurants. With more than 80,000 employees passionate about providing a great guest experience, Chipotle is a longtime leader and innovator in the food industry. Chipotle is committed to making its food more accessible to everyone while continuing to be a brand with a demonstrated purpose as it leads the way in digital, technology and sustainable business practices. Steve Ells, founder and executive chairman, first opened Chipotle with a single restaurant in Denver, Colorado in 1993. For more information or to place an order online, visit WWW.CHIPOTLE.COM.

Forward-Looking Statements

Certain statements in this press release, including statements under the heading “Outlook” about our expected comparable restaurant sales, effective tax rate and estimated number of new restaurant openings in 2019 and 2020, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We use words such as “anticipate”, “believe”, “could”, “should”, “estimate”, “expect”, “intend”, “project”, “target”, and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements, including but not limited to the following: the uncertainty of our ability to achieve expected levels of comparable restaurant sales due to factors such as changes in consumers’ perceptions of our brand, including as a result of actual or rumored food-borne illness incidents or other negative publicity, the impact of competition, including from sources outside the restaurant industry, decreased overall consumer spending, or the inability to increase menu prices or realize the benefits of menu price increases; the risk of food-borne illnesses and other health concerns about our food or dining out generally; risks associated with our increased focus on our digital business, delivery orders and catering, including our inability to continue to grow these business lines and risks arising from our reliance on third parties to fulfill delivery orders; factors that could affect our ability to achieve our planned expansion, such as the availability of suitable new restaurant sites and our ability to attract and retain qualified employees; the performance of new restaurants and their impact on existing restaurant sales; the potential for increased labor costs or difficulty training and retaining qualified employees, including as a result of market pressures, enhanced food safety procedures in our restaurants, or new regulatory requirements; increases in the cost of food ingredients and other key supplies or higher food costs due to changes in supply chain protocols or new or increased export duties, tariffs or trade restrictions; risks related to our marketing and advertising strategies, which may not be successful and may expose us to liabilities;  risks relating to our expansion into new markets, including outside the U.S., or non-traditional restaurant sites; the impact of federal, state or local government regulations relating to our employees, our restaurant design, or the sale of food or alcoholic beverages; risks associated with our Food With Integrity philosophy, including supply shortages and potential liabilities from advertising claims and other marketing activities related to this philosophy; privacy and cyber security risks associated with our acceptance of electronic payments or electronic storage and processing of confidential customer or employee information; risks relating to litigation, including possible governmental actions related to food-borne illness incidents, as well as class action litigation regarding employment laws, advertising claims or other matters; risks relating to the impact of social media, including the rapid proliferation of information about our restaurants or brand that may be unfavorable; risks regarding our ability to protect our brand and reputation; risks associated with our reliance on certain information technology systems; risks associated with our dependence on key personnel; and other risk factors described from time to time in our SEC reports, including our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, all of which are available on the investor relations page of our website at ir.Chipotle.com.

 Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Income

(unaudited)

(in thousands, except per share data)

	Three months ended September 30,
	2019		2018
Revenue	$1,403,697	100.0%	$1,225,007	100.0%
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Food, beverage and packaging	466,496	33.2	409,213	33.4
Labor	373,645	26.6	332,865	27.2
Occupancy	91,409	6.5	86,691	7.1
Other operating costs	180,259	12.8	167,488	13.7
General and administrative expenses	115,070	8.2	109,524	8.9
Depreciation and amortization	52,206	3.7	52,654	4.3
Pre-opening costs	3,064	0.2	2,127	0.2
Impairment, closure costs, and asset disposals	5,927	0.4	6,454	0.5
Total operating expenses	1,288,076	91.8	1,167,016	95.3
Income from operations	115,621	8.2	57,991	4.7
Interest and other income, net	4,411	0.3	2,493	0.2
Income before income taxes	120,032	8.6	60,484	4.9
Provision for income taxes	(21,450)	(1.5)	(22,280)	(1.8)
Net income	$98,582	7.0%	$38,204	3.1%
Earnings per share:
Basic	$3.55		$1.37
Diluted	$3.47		$1.36
Weighted-average common shares outstanding:
Basic	27,775		27,802
Diluted	28,388		28,017

Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Income

(unaudited)

(in thousands, except per share data)

	Nine months ended September 30,
	2019		2018
Revenue	$4,146,145	100.0%	$3,639,924	100.0%
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Food, beverage and packaging	1,371,147	33.1	1,194,224	32.8
Labor	1,090,540	26.3	993,570	27.3
Occupancy	270,102	6.5	258,719	7.1
Other operating costs	548,311	13.2	490,728	13.5
General and administrative expenses	339,136	8.2	271,740	7.5
Depreciation and amortization	157,629	3.8	148,762	4.1
Pre-opening costs	6,122	0.1	6,790	0.2
Impairment, closure costs, and asset disposals	17,356	0.4	56,635	1.6
Total operating expenses	3,800,343	91.7	3,421,168	94.0
Income from operations	345,802	8.3	218,756	6.0
Interest and other income, net	11,487	0.3	6,210	0.2
Income before income taxes	357,289	8.6	224,966	6.2
Provision for income taxes	(79,547)	(1.9)	(80,432)	(2.2)
Net income	$277,742	6.7%	$144,534	4.0%
Earnings per share:
Basic	$10.02		$5.19
Diluted	$9.83		$5.17
Weighted-average common shares outstanding:
Basic	27,730		27,844
Diluted	28,268		27,967

Chipotle Mexican Grill, Inc.

Condensed Consolidated Balance Sheet

(in thousands, except per share data)

	September 30,	December 31,
	2019	2018
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$386,565	$249,953
Accounts receivable, net of allowance for doubtful accounts of $81 and $0 as of September 30, 2019 and December 31, 2018, respectively	49,489	62,312
Inventory	23,871	21,555
Prepaid expenses and other current assets	62,211	54,129
Income tax receivable	3,824	-
Investments	428,796	426,845
Total current assets	954,756	814,794
Leasehold improvements, property and equipment, net	1,425,446	1,379,254
Restricted cash	28,697	30,199
Operating lease assets	2,479,464	-
Deferred income tax assets	9,634	-
Other assets	18,001	19,332
Goodwill	21,939	21,939
Total assets	$4,937,937	$2,265,518
Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$118,483	$113,071
Accrued payroll and benefits	145,766	113,467
Accrued liabilities	141,159	147,849
Unearned revenue	61,809	70,474
Current operating lease liabilities	166,802	-
Income tax payable	-	5,129
Total current liabilities	634,019	449,990
Deferred rent	-	330,985
Long-term operating lease liabilities	2,642,737	-
Deferred income tax liabilities	-	11,566
Other liabilities	38,734	31,638
Total liabilities	3,315,490	824,179
Shareholders' equity:
Preferred stock, $0.01 par value, 600,000 shares authorized, no shares issued as of September 30, 2019 and December 31, 2018, respectively	-	-
Common stock, $0.01 par value, 230,000 shares authorized, 36,320 and 35,973 shares issued as of September 30, 2019 and December 31, 2018, respectively	363	360
Additional paid-in capital	1,439,811	1,374,154
Treasury stock, at cost, 8,519 and 8,276 common shares at September 30, 2019 and December 31, 2018, respectively	(2,660,872)	(2,500,556)
Accumulated other comprehensive loss	(5,887)	(6,236)
Retained earnings	2,849,032	2,573,617
Total shareholders' equity	1,622,447	1,441,339
Total liabilities and shareholders' equity	$4,937,937	$2,265,518

Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Cash Flows

(unaudited)

(in thousands)

	Nine months ended
	September 30,
	2019	2018
Operating activities
Net income	$277,742	$144,534
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	157,629	148,762
Amortization of operating lease assets	117,622	-
Deferred income tax (benefit) provision	(15,146)	26,424
Impairment, closure costs, and asset disposals	10,216	56,635
Bad debt allowance	85	116
Stock-based compensation expense	65,657	48,219
Other	(3,044)	(1,933)
Changes in operating assets and liabilities:
Accounts receivable	19,039	13,442
Inventory	(2,312)	1,562
Prepaid expenses and other current assets	(17,514)	(5,041)
Other assets	2,864	1,500
Accounts payable	(4,162)	18,183
Accrued payroll and benefits	30,471	45,146
Accrued liabilities	25,552	13,463
Unearned revenue	(8,665)	(20,517)
Income tax payable/receivable	(8,985)	(12,366)
Deferred rent	-	17,096
Operating lease liabilities	(112,478)	-
Other long-term liabilities	472	(2,728)
Net cash provided by operating activities	535,043	492,497
Investing activities
Purchases of leasehold improvements, property and equipment	(237,965)	(209,999)
Purchases of investments	(328,107)	(297,217)
Maturities of investments	328,448	295,000
Net cash used in investing activities	(237,624)	(212,216)
Financing activities
Acquisition of treasury stock	(151,621)	(116,401)
Tax withholding on share-based compensation awards	(10,420)	(4,627)
Stock plan transactions and other financing activities	(665)	(150)
Net cash used in financing activities	(162,706)	(121,178)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	397	(665)
Net change in cash, cash equivalents, and restricted cash	135,110	158,438
Cash, cash equivalents, and restricted cash at beginning of period	280,152	214,170
Cash, cash equivalents, and restricted cash at end of period	$415,262	$372,608
Supplemental disclosures of cash flow information
Income taxes paid	$103,439	$66,091
Purchases of leasehold improvements, property, and equipment accrued in accounts payable and accrued liabilities	$40,250	$31,063
Acquisition of treasury stock accrued in accounts payable and accrued liabilities	$748	$600

Chipotle Mexican Grill, Inc.

Supplemental Financial and Other Data

(dollars in thousands)

	For the three months ended
	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,
	2019	2019	2019	2018	2018
Number of restaurants opened	25	20	15	40	28
Restaurant closures	(1)	(1)	(2)	(8)	(32)
Restaurant relocations	(1)	-	-	(4)	-
Number of restaurants at end of period	2,546	2,523	2,504	2,491	2,463
Average restaurant sales	$2,154	$2,099	$2,048	$2,004	$1,980
Comparable restaurant sales increase	11.0%	10.0%	9.9%	6.1%	4.4%

Chipotle Mexican Grill, Inc.

Reconciliation of Non-GAAP Financial Measures

(in thousands, except per share amounts)

(unaudited)

The following provides a reconciliation of non-GAAP financial measures presented in the text above to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Adjusted net income is net income excluding restaurant asset impairment, corporate restructuring, distinct legal proceedings, and certain other costs. Adjusted general and administrative expense is general and administrative expense excluding distinct legal proceedings and transformation expenses. We present these non-GAAP measures in order to facilitate meaningful evaluation of our operating performance across periods. These adjustments are intended to provide greater transparency of underlying performance and to allow investors to evaluate our business on the same basis as our management, which uses these non-GAAP measures in evaluating the company’s performance. Our adjusted net income, adjusted diluted earnings per share, and adjusted general and administrative expenses measures may not be comparable to other companies’ adjusted measures. These adjustments are not necessarily indicative of what our actual financial performance would have been during the periods presented and should be viewed in addition to, and not as an alternative to, our results prepared in accordance with GAAP. Further details regarding these adjustments are included in the tables below.

Adjusted Net Income and Adjusted Diluted Earnings Per Share

	Three months ended
	September 30,
	2019	2018
Net income	$98,582	$38,204
Non-GAAP adjustments:
Restaurant closure costs:
Operating lease asset impairment and other restaurant closure costs(1)	182	4,656
Accelerated depreciation(2)	-	437
Duplicate rent expense(3)	214	-
Corporate Restructuring:
Operating lease asset impairment and other office closure costs(4)	-	(1,076)
Accelerated depreciation(2)	-	5,543
Duplicate rent expense(3)	942	953
Employee related restructuring costs(5)	1,515	14,882
Legal Proceedings(6)	7,550	-
Other Adjustments(7)	2,110	644
Total non-GAAP adjustments	$12,513	$26,039
Tax effect of non-GAAP adjustments	(2,791)	(3,590)
After tax impact of non-GAAP adjustments	$9,722	$22,449
Adjusted net income	$108,304	$60,653

Diluted weighted-average number of common shares outstanding	28,388	28,017
Diluted earnings per share	$3.47	$1.36
Adjusted diluted earnings per share	$3.82	$2.16

(1) Operating lease asset impairment charges, and other closure expenses for restaurant closures announced in June 2018 due to underperformance.
(2) Accelerated depreciation for restaurant and office closures announced in June 2018 due to underperformance and the corporate restructuring.
(3) Duplicate rent expense for the corporate headquarter relocation and office consolidation announced in May 2018 and for closed restaurants.
(4) Operating lease asset impairment charges and other closure expenses for the corporate headquarter relocation and office consolidation announced in May 2018.
(5) Costs for employee severance, stock modifications, transition expenses, recruitment, relocation costs, third party and other employee-related costs.

(6) For the three months ended September 30, 2019, charges relate to settlements for several distinct legal matters.  These amounts are expected to exceed typical costs for these types of legal proceedings.

(7) For the three months ended September 30, 2019, consists of an asset impairment charge related to our jet.

Chipotle Mexican Grill, Inc.

Reconciliation of Non-GAAP Financial Measures

(in thousands, except per share amounts)

(unaudited)

Three months ended
September 30, 2019
General and administrative expenses	$115.1
Non-GAAP adjustments:
Legal Proceedings(1)	(7.6)
Transformation expenses(2)	(2.7)
Total non-GAAP adjustments	$(10.3)
Adjusted general and administrative expenses	$104.8

(1) Charges relate to settlements for several distinct legal matters. These amounts are expected to exceed typical costs for these types of legal proceedings.

(2) Transformation expenses include duplicate rent expense of $1,156 and employee related restructuring costs of $1,515 for office and restaurant closures announced in June 2018 due to the corporate restructuring and underperformance.